Exhibit 99.2

August 30 , 2022

Special Committee of the Audit Committee

of the Board of Directors of

ProFrac Holding Corp.

333 Shops Boulevard, Suite 301

Willow Park, Texas 76087

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated June 21, 2022, to the Special Committee of the Audit Committee of the Board of Directors (in its capacity as such) of ProFrac Holding Corp. (“ProFrac”) included as Annex C to, and to the reference to such opinion letter under the captions “SUMMARY—Opinions of Financial Advisors–Opinion of the Financial Advisor to the ProFrac Special Committee”, “THE MERGER—Background of the Merger”, “THE MERGER—ProFrac Board and ProFrac Special Committee Reasons for the Merger–Factors Considered by the ProFrac Special Committee”, and “THE MERGER—Opinion of the Financial Advisor to the ProFrac Special Committee” in, the proxy statement/information statement/prospectus relating to the proposed merger involving U.S. Well Services, Inc. (“USWS”), which proxy statement/information statement/prospectus forms a part of the Registration Statement on Form S-4 of ProFrac filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). By giving the foregoing consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ JEFFERIES LLC

JEFFERIES LLC